UNDER ARMOUR NAMES STEPHANIE PUGLIESE
AS PRESIDENT OF ITS NORTH AMERICAN BUSINESS

25-Year Veteran Joins from Duluth Trading Company

BALTIMORE, Sept. 5, 2019 – Under Armour, Inc. (NYSE: UA, UAA) today announced the appointment of Stephanie Pugliese as President, North America. With more than 25 years in branded apparel, retail and merchandising, Pugliese’s multi-disciplined, public company background brings proven expertise to Under Armour’s leadership team. She will report directly to President and Chief Operating Officer Patrik Frisk and is expected to start on Sept. 16.

“We are thrilled to have Stephanie join Under Armour as President of our North American business,” said Under Armour President and Chief Operating Officer Patrik Frisk. “Her demonstrated record of leadership and retail expertise significantly strengthens our ability to further amplify Under Armour as the preeminent athletic performance brand in our home market.”

Frisk continued, “Our strategy in North America continues to be centered on three main elements: a focus on premium, full price distribution to protect the Under Armour brand; deepening the connection with our consumers; and an unrelenting prioritization around operational excellence. It is leadership that ultimately brings these elements into alignment and gives us increasing confidence in our ability to build an even more powerful brand while increasing long-term, shareholder return.”

Pugliese joins Under Armour from Duluth Trading Company where she served as President and Chief Executive Officer. After joining Duluth in 2008, Pugliese held executive positions in product development, merchandising and marketing before assuming the role of President in 2012, and President and Chief Executive Officer in 2015 when she led the company through its initial public offering. She also served as a member of Duluth Trading Company’s board of directors. Earlier in her career, Pugliese held several executive positions with Lands’ End, Inc. and Ann, Inc. She has a Bachelor of Arts degree in marketing from New York University Stern School of Business.

About Under Armour, Inc.

Under Armour, Inc., headquartered in Baltimore, Maryland, is a leading inventor, marketer and distributor of branded athletic performance apparel, footwear and accessories. Powered by one of the world’s largest digitally connected fitness and wellness communities, Under Armour’s innovative products and experiences are designed to help advance human performance, making all athletes better. For further information, please visit https://about.underarmour.com.

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Under Armour Contacts:

Lance Allega	Erin Wendell
SVP, Investor Relations & Corporate Development	Senior Director, Global Communications
(410) 246-6810	(410) 454-6570